Exhibit 99.1

                                             Contact: Calvin E. Jenness
                                                      Senior Vice President
                                                      Chief Financial Officer
                                                      And Treasurer
                                                      503-653-4573
                                             Release: Immediately


BLOUNT ANNOUNCES NEW SENIOR CREDIT FACILITY

PORTLAND, OR, May 19, 2003- Blount International, Inc. [NYSE: BLT] ("Blount" or the "Company") announced today the closing of a $190 million senior credit facility. The proceeds of this facility have been used to refinance the existing senior term loans outstanding. The new credit arrangement includes a revolving credit facility of up to $67 million, a Term A loan of up to $38 million and a Term B loan of up to $85 million. GE Corporate Lending Group is Administrative Agent and GECC Capital Markets Group, Inc. acted as Lead Arranger in this transaction.

The loans are collateralized by certain company assets, some of which are held in trust in parri-passu, ratably with the company's 7% senior notes. The new credit arrangement is subject to certain compliance and financial covenants. The Company expects to utilize the new credit facility in conjunction with cash flows generated from operations to fund working capital, capital expenditures and debt service requirements.

Blount International, Inc. is a diversified international company operating in three principal business segments: Outdoor Products, Lawnmower, and Industrial and Power Equipment. Blount International, Inc. sells its products in more than 100 countries around the world. For more information about Blount International, Inc., please visit our website at http://www.blount.com.

Forward looking statements in this release, including without limitation the Company's "expectations", "beliefs", "plans", "indications","estimates", "anticipations", and their variants, as defined by the Private Securities Litigation reform act of 1995, involve certain risks and actual results subsequent to the date of this announcement may differ materially.

GE Corporate Lending Group is a part of GE Corporate Financial Services, a leading global provider of financing solutions for investment and non-investment grade companies - committed to supporting clients at all stages of the business cycle. For more information on the businesses and products of GE Corporate Financial Services, please visit www.gelending.com